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                                                               Exhibit 11

THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share

                                    Three Months Ended    Nine Months Ended
                                       September 30          September 30
                                    ------------------    -----------------
                                        2001      2000        2001     2000
                                      ------    ------      ------   ------
                                       (In millions except per share data)

EARNINGS
Basic:
Net income (loss), as reported         $(659)     $231       $(352)    $800
Dividends on preferred stock,
 net of taxes                             (2)       (2)         (6)      (6)
Premium on preferred shares redeemed      (1)       (3)         (6)      (9)
                                       -----     -----       -----    -----
  Net income (loss) available
   to common shareholders              $(662)     $226       $(364)    $785
                                       =====     =====       =====    =====

Diluted:
Net income (loss) available
 to common shareholders                $(662)     $226       $(364)    $785
Effect of dilutive securities:
  Convertible preferred stock              -         2           -        5
  Zero coupon convertible notes            -         1           -        5
  Convertible monthly income
   preferred securities                    -         1           -        2
                                       -----     -----       -----    -----
   Net income (loss) available
    to common shareholders,
     as adjusted                       $(662)     $230       $(364)    $797
                                       =====     =====       =====    =====

COMMON SHARES
Basic:
 Weighted average common
  shares outstanding                     209       217         213      216
                                       =====     =====       =====    =====
Diluted:
 Weighted average common
  shares outstanding                     209       217         213      216
 Effect of dilutive securities:
   Stock options                           -         4           -        2
   Convertible preferred stock             -         6           -        7
   Zero coupon convertible notes           -         2           -        2
   Convertible monthly income
    preferred securities                   -         3           -        6
                                       -----     -----       -----    -----
           Total                         209       232         213      233
                                       =====     =====       =====    =====

EARNINGS (LOSS) PER SHARE
Basic                                 $(3.16)    $1.04      $(1.71)   $3.63
                                      ======    ======      ======   ======
Diluted                               $(3.16)    $0.98      $(1.71)   $3.42
                                      ======    ======      ======   ======

Diluted EPS is the same as Basic EPS for both periods of 2001 because Diluted EPS calculated in accordance with Statement of Financial Standards (SFAS) No. 128, "Earnings Per Share," for The St. Paul's loss from continuing operations, results in a lesser loss per share than the Basic EPS calculation does. The provisions of SFAS No. 128 prohibit this "anti-dilution" of earnings per share, and require that the larger Basic loss per share also be reported as the Diluted loss per share amount.